Exhibit 99.1

JLL Income Property Trust
Increases Quarterly Dividend for Eighth Time

Chicago (March 8, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $7.1 billion in portfolio assets, announced that on March 7, 2023, its Board of Directors declared a dividend for the first quarter of 2023 of $0.145 per share, a 3.6% increase from the prior quarter's $0.14 per share. This represents the eighth dividend increase since JLL Income Property Trust's inception in 2012, and will be the 45th consecutive quarterly dividend paid to its stockholders.

The quarterly dividend is payable on or around March 31, 2023 to stockholders of record as of March 24, 2023. On an annualized basis, this gross distribution is equivalent to $0.58 per share and represents a yield of approximately 4.1% on a NAV per share of $14.13 for the M-I share class as of February 28, 2023. All stockholders will receive $0.145 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are pleased to provide continued growth in the current yield to our stockholders through our eighth dividend increase in over 10 years,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We had strong annualized performance of 10% in 2022, of which 3.9% consisted of current income. As our stockholders and their advisors look to combat the current inflationary environment, dividend growth is how we deliver the inflation hedging benefits of core real estate.”

A fourth quarter dividend of $0.14 per share, less applicable share class specific fees, was paid according to the table below on December 30, 2022 to stockholders of record as of December 23, 2022. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q4 Quarterly Gross Dividend per Share	$0.14000	$0.14000	$0.14000	$0.14000
Less: Dealer Manager Fee per Share	-	$0.00901	$0.01034	$0.02796
Q4 Quarterly Net Dividend per Share	$0.14000	$0.13099	$0.12966	$0.11204
NAV per Share as of December 31, 2022	$14.38	$14.40	$14.39	$14.37
Annualized Net Dividend Yield Based on NAV as of December 31, 2022	3.9%	3.6%	3.6%	3.1%
1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

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JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78.5 billion of assets in private and public real estate property and debt investments as of December 31, 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

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Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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